Exhibit 10.1

Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019	Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019

June 1, 2005

COMMITMENT LETTER

Key Energy Services, Inc.
6 Destra Drive
Midland, Texas 79705

Ladies and Gentlemen:

This commitment letter agreement (together with all exhibits and schedules hereto, the “Commitment Letter”) will confirm the understanding and agreement among Lehman Commercial Paper Inc. (“LCPI”), Lehman Brothers Inc., as exclusive advisor, sole book-runner and sole lead arranger (“Lehman Brothers”), and Key Energy Services, Inc., a Maryland corporation (together with each of its subsidiaries, the “Company”) in connection with the proposed refinancing of the Company’s $150.0 million revolving loan facility (as amended from time to time prior to the date hereof, the “Existing Facility”) and, if the maturity of the Company’s 6 3/8% Senior Notes due 2013 (the “6 3/8% Notes”) or 8 3/8% Senior Notes due 2008 (the “8 3/8% Notes” and, together with the 6 3/8% Notes, the “Notes) is accelerated by reason of the Specified Defaults described below or, if the Company elects to redeem or repurchase any of the Notes, such Notes.  The proposed refinancing of the Existing Facility and the Notes is referred to herein as the “Refinancing”.

You have advised us that the total funds needed for the Refinancing will be $625.0 million (consisting of $150.0 million to refinance the aggregate principal amount of 6 3/8% Notes, $275.0 million to refinance the aggregate principal amount of 8 3/8% Notes, no more than $130.1 million to refinance loans and letters of credit outstanding under the Existing Facility, no more than $19.5 million for fees and expenses payable in connection with the Refinancing, and the balance, together with other cash on hand at the Company, to pay interest, premiums and other amounts due upon the payment, repurchase or redemption of the Notes and to provide financing for the working capital and general corporate purposes of the Company) and have proposed that such funds be provided from (i) up to $75.0 million of cash on hand at the Company and (ii) borrowings by the Company under new $550.0 million Senior Credit Facilities that will consist of a $400.0 million delay draw Senior Term Loan Facility (the “Senior Term Loan Facility”), the proceeds of which will be available and used solely for the Refinancing of Notes, a $65.0 million Revolving Credit Facility (the “Revolving Credit Facility”) and a $85.0 million pre-funded letter of credit facility (the “Letter of Credit Facility” and together with the Revolving Credit Facility and the Senior Term Loan Facility, the “Credit Facilities”).  You also have informed us that no more than $48.0 million of funded Loans and $82.1 million in letters of credit are currently outstanding under the Existing Facility, that the Company will have on the Closing Date (as defined herein), no outstanding indebtedness except the Credit Facilities, the Notes (to the extent not redeemed or repaid on or before acceleration) and $12.0 million in other indebtedness.

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1.                                   The Commitment.

(a)                              You have requested that LCPI (collectively with each other financial institution that becomes a lender under the Credit Facilities, the “Lenders”) commit to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms of Credit Facilities attached hereto as Exhibit A (the “Term Sheet”).

(b)                             Based on the foregoing and the terms hereof, LCPI is pleased to confirm by this Commitment Letter its commitment to you (the “Commitment”) to provide or cause one of its affiliates to provide the entire amount of the Credit Facilities.

(c)                              It is agreed that Lehman Brothers will act as the sole and exclusive advisor, sole book-runner and sole lead arranger for the Credit Facilities and that LCPI will act as the sole and exclusive Administrative Agent and Syndication Agent for the Credit Facilities.  Each of Lehman Brothers and LCPI will perform the duties and exercise the authority customarily performed and exercised by it in its respective role.  You agree that no other agents, co-agents, arrangers or book-runners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

(d)                             The commitments and agreements of LCPI and Lehman Brothers described herein are subject to: (i) there not having occurred any event, development or circumstance (other than any such event, development or circumstance which affects generally the segment of the oil and gas service business in which the Company engages and does not disproportionately affect the Company) since December 31, 2004 (the date of the most recent annual financial statements delivered to the Lenders as of the date hereof), except matters that have been publicly disclosed prior to the date of the Commitment Letter, that has caused or could reasonably be expected to cause a material adverse condition or material adverse change in or affecting (A) the financial condition, results of operation, assets, liabilities, or value of the Company and its subsidiaries, taken as a whole, or that calls into question in any material respect the Projections (as defined below) previously supplied to the Lenders or any of the material assumptions on which the Projections were prepared or (B) the validity or enforceability of any of the credit documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder (any of the foregoing, a “Material Adverse Change”); (ii) Lehman Brothers and LCPI not having become aware after the date hereof of any information or other matter affecting the Company or the transactions contemplated hereby (the “Newly Discovered Information”) that is inconsistent with any such information or other matter disclosed to Lehman Brothers and LCPI by the Company (either in writing or pursuant to due diligence conversations with the Company’s senior management, attorneys, public accountants or the chairman of the Company’s audit committee) on or prior to the date hereof (the “Prior Disclosure”) if the discrepancy between the state of affairs with respect to the Company or the transactions contemplated hereby as reflected in the Newly Discovered Information, when compared to such state or affairs as reflected in the Prior Disclosure, could reasonably be expected to be or to result in a Material Adverse Change, (iii) there having not occurred any material disruption or material adverse change, as determined by Lehman Brothers in its sole discretion, in the financial or capital markets generally, or in the markets for bank loan syndication in particular or affecting the syndication or funding of bank loans (or the refinancing thereof) that may have a material adverse impact on the ability to syndicate the Credit Facilities and (iv) the other conditions set forth or referred to in the Term Sheet and the Funding Conditions attached hereto as Exhibit B (the “Funding Conditions”).  The date on which the definitive documentation with respect to the Credit Facilities (the “Definitive Documentation”) shall have been executed and delivered and all Funding Conditions shall have been satisfied shall be the closing date (the “Closing Date”), which date shall not be later than the

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Commitment Expiration Date (defined below).  The terms and conditions of such commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet and the Funding Conditions; those matters that are not covered by the provisions hereof or of the Term Sheet or the Funding Conditions shall be consistent with the Term Sheet or the Funding Conditions, as the case may be, customary for similar financings and consistent with those matters in the Existing Facility (to the extent provided in the Term Sheet), and shall be subject to the approval and agreement of the applicable Lenders and the Company.

2.                                   Fees and Expenses.  In consideration of the execution and delivery of this Commitment Letter by LCPI, you agree to pay the fees and expenses set forth in Annex A-I to the Term Sheet and in the Fee Letter, dated the date hereof (the “Fee Letter”), among you, LCPI and Lehman Brothers.

3.                                   Indemnification.

(a)                              The Company hereby agrees to indemnify and hold harmless each of LCPI, Lehman Brothers, the other Lenders and each of their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys and controlling persons (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds therefrom, the Refinancing, any of the other transactions contemplated by this Commitment Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no indemnified person shall be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted directly from the gross negligence or willful misconduct of such indemnified person.  In no event will any indemnified person be liable on any theory of liability for consequential damages, lost profits or punitive damages as a result of any failure to fund any of the Credit Facilities contemplated hereby or otherwise in connection with the Credit Facilities.  No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons, except to the extent that such damages are found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted directly from the gross negligence or willful misconduct of such indemnified person.

(b)                             The Company further agrees that, without the prior written consent of each of LCPI and Lehman Brothers, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all indemnified persons.

4.                                   Expiration of Commitment.  The Commitment will expire at 5:00 p.m., New York City time, on June 1, 2005 unless at or prior to such time you shall previously have executed and returned to Lehman Brothers a copy of this Commitment Letter and the Fee Letter and paid the commitment fees contemplated by the Fee Letter to be payable on the date of your execution and delivery hereof.  If you do

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so execute and deliver to Lehman Brothers this Commitment Letter and the Fee Letter, and pay to Lehman Brothers such fees, LCPI agrees to hold its Commitment available for you until the date (the “Commitment Expiration Date”) that is the earliest of (i) the date of receipt by LCPI and Lehman Brothers or written notice from the Company of the termination of this Commitment Letter, (ii) the consummation of any part of the Refinancing with the proceeds of any debt securities, loans, credit facilities or other indebtedness for borrowed money other than the Credit Facilities and the Existing Facility (provided that for purposes hereof, waivers of the Existing Facility, or the indentures related to the Notes or with respect to equipment leases, in each case, with respect to the Specified Defaults (as defined herein), will not be deemed to be “any part” of the Refinancing) and (iii) December 31, 2005.  The Commitment will expire at 5:00 p.m., New York City time, on the Commitment Expiration Date.

5.                                   Confidentiality.

(a)                              This Commitment Letter and the terms and conditions contained herein and therein may be publicly filed by the Company, however, prior to such filing, this Commitment Letter may not be disclosed by the Company to any person or entity (other than such of your agents and advisors as need to know and agree to be bound by the provisions of this paragraph and as required by law) without the prior written consent of LCPI and Lehman Brothers.  The Fee Letter and the terms and conditions contained therein may not be disclosed by the Company to any person or entity (other than such of your agents and advisors as need to know and agree to be bound by the provisions of this paragraph and as required by law) without the prior written consent of LCPI and Lehman Brothers.

(b)                             You acknowledge that Lehman Brothers and its affiliates (the term “Lehman Brothers” being understood to refer hereinafter in this paragraph to include such affiliates, including LCPI) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Lehman Brothers shall not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by Lehman Brothers of services for other companies, and Lehman Brothers will not furnish any such information to other companies.  You also acknowledge that Lehman Brothers has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

6.                                   Assignment and Syndication.

(a)                              The parties hereto agree that LCPI and Lehman Brothers will have the right to syndicate the Credit Facilities and/or the Commitment to a group of financial institutions or other investors, identified by us in consultation with you.  Lehman Brothers and LCPI shall manage all aspects of any such syndication, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided, and the Company agrees to use commercially reasonable efforts to assist Lehman Brothers and LCPI in such syndication process, including, without limitation, (i) ensuring that the syndication efforts benefit materially from the existing lending relationships of the Company, (ii) arranging for direct contact between senior management and advisors of the Company and the proposed Lenders, (iii) assisting in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with any syndication, including causing such Confidential Information Memoranda to conform to market standards as reasonably determined by Lehman Brothers and LCPI and, at the request of LCPI and Lehman Brothers, the preparation of versions of the Confidential Information Memoranda that do not contain material non-public information concerning the Company, its affiliates or its securities for purposes of United States federal and state securities laws, (iv) hosting, with LCPI and

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Lehman Brothers, one or more meetings of prospective Lenders, and, in connection with any such Lender meeting, consulting with Lehman Brothers and LCPI with respect to the presentations to be made at such meeting, and making available appropriate officers and representatives to rehearse such presentations prior to such meetings, as reasonably requested by Lehman Brothers and LCPI and (v) permitting agents or advisors engaged by Lehman Brothers and LCPI to review the Company’s systems, controls, books and records.  Furthermore, you agree that the Commitment is conditioned upon the Company’s satisfaction of the requirements of the foregoing provisions of this paragraph, if so requested by Lehman Brothers, by a date sufficient to permit the syndication of the Credit Facilities to be completed prior to the Closing Date.

(b)                             To assist Lehman Brothers and LCPI in their syndication efforts, you agree promptly to prepare and provide to Lehman Brothers and LCPI all information with respect to the Company, the Refinancing and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as they may reasonably request.  You hereby represent and covenant that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lehman Brothers and LCPI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lehman Brothers and LCPI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions believed by you to be reasonable at the time made.  You understand that in arranging and syndicating the Credit Facilities and the Commitments we may use and rely on the Information and Projections without independent verification thereof and that you will promptly notify us of any changes in circumstances that could be expected to call into question the continued reasonableness of any material assumption underlying the Projections.

(c)                              To ensure an orderly and effective syndication of the Credit Facilities, you agree that, from the date hereof until the termination of the syndication as determined by Lehman Brothers, you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of the Company or any of its subsidiaries (other than the indebtedness contemplated hereby), including any renewals or refinancings of any existing debt facility, without the prior written consent of Lehman Brothers; provided that nothing herein shall restrict your ability to negotiate waivers of the Specified Defaults with the lenders under the Existing Facility, holders of the Notes or equipment lessors.

7.                                   Survival.  The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification and contribution and confidentiality and the provisions of Section 8 hereof will survive the expiration or termination of any commitment hereunder or this Commitment Letter (including any extensions) and the execution and delivery of definitive financing documentation.

8.                                   Choice of Law; Jurisdiction; Waivers.

(a)                              This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York.  To the fullest extent permitted by applicable law, the Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or

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hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.   The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

(b)                             No Lender shall be liable in any respect for any of the obligations or liabilities of any other Lender under this letter or arising from or relating to the transactions contemplated hereby.

9.                                   Miscellaneous.

(a)                              This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(b)                             The Company may not assign any of its rights, or be relieved of any of its obligations, without the prior written consent of each of the Lenders, and any purported assignment by it without such consent shall be void.  In connection with any syndication of all or a portion of the Commitment, the rights and obligations of each of the Lenders hereunder may be assigned, in whole or in part, as provided above, and upon such assignment, such Lender shall be relieved and novated hereunder from the obligations of such Lender with respect to any portion of its Commitment that has been assigned as provided above.

(c)                              This Commitment Letter and the attached Exhibits and Schedules set forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Lenders hereunder.  This Commitment Letter shall supersede all prior understandings and proposals, whether written or oral, between any of the Lenders and you relating to any financing or the transactions contemplated hereby.  This Commitment Letter shall be in addition to the agreements of the parties contained in the Fee Letter.

(d)                             This Commitment Letter has been and is made solely for the benefit of the parties hereto, the indemnified persons, and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

(e)                              You acknowledge that the Lenders and Lehman Brothers may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.  You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of LCPI, Lehman Brothers or one or more Lenders or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention.

(f)                                Lehman Brothers also will provide financial advisory services to the Company with respect to the transaction to which this Commitment Letter relates.  The Company agrees that Lehman Brothers has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company, provided that Lehman Brothers will submit a

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copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld.

(g)                             You agree to provide us, prior to the Closing Date, with all documentation and other information reasonably requested by Lehman Brothers and LCPI and required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including, without limitation, the USA Patriot Act.

[Remainder of page intentionally left blank]

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If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Laurie B. Pepper
	Name:	Laurie B. Pepper
	Title:	Authorized Signatory

LEHMAN BROTHERS INC.

By:	/s/ Laurie B. Pepper
	Name:	Laurie B. Pepper
	Title:	Senior Vice President

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Accepted and agreed to as of the
date first above written:

KEY ENERGY SERVICES, INC.

By:	/s/ William M. Austin
Name: William M. Austin
Title: Senior Vice President & Chief Financial Officer

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EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF CREDIT FACILITIES

Set forth below is a summary of certain of the terms of the Credit Facilities, and the documentation related thereto.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

I.	Parties

	Borrower	Key Energy Services, Inc. (the “Borrower”).

Guarantors

Each of the Borrower’s direct and indirect domestic subsidiaries, other than certain excluded subsidiaries of the Borrower to be determined consistent with the Existing Facility (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).

	Exclusive Advisor, Sole Lead Arranger and Sole Book-Runner	Lehman Brothers Inc. (in such capacity, the “Arranger”).

	Syndication Agent	Lehman Commercial Paper Inc. (in such capacity, the “Syndication Agent”).

	Administrative Agent	Lehman Commercial Paper Inc. (in such capacity, the “Administrative Agent”).

	Lenders	A syndicate of banks, financial institutions and other entities arranged by the Arranger (collectively, the “Lenders”).

II.	Types and Amounts of Credit Facilities

Senior Term Loan Facilities

A seven-year term loan facility (the “Senior Term Loan Facility”) in an aggregate principal amount equal to $400.0 million (the loans thereunder, the “Senior Term Loans”). The Senior Term Loans shall be repayable in equal quarterly amounts equal to 1% per annum with the outstanding principal amount due on the seventh anniversary of the Closing Date.

Availability

The Senior Term Loans shall be made no later than the Commitment Expiration Date in up to three drawings, the first of which will be not less than $150.0 million, and available and funded only on, or within 10 business days after, the day(s) on which the 8 3/8 Notes or the 6 3/8% Notes become due and payable in full upon acceleration based solely on the Specified Defaults or the days on which payment for the Borrower’s call for redemption or repurchase thereof is to be made or is due.

	Purpose	The proceeds of the Senior Term Loans, together with other funds available to the Borrower, shall be used to refinance the Notes. In the event that the maximum aggregate amount of the Senior Term Loans is greater than the amount required to refinance the Notes as a result of the Borrower’s use of cash on hand or proceeds of the Existing Facility or the Revolving Credit Facility to repurchase Notes, the proceeds of the Senior Term Loans may be used to replace the cash so used or repay such Revolving Credit Loans, to the extent of such excess.

Letter of Credit Facility

A five-year prefunded Letter of Credit Facility in an aggregate amount of up to $85.0 million (the “Letter of Credit Facility”) all of which will be deposited by the Lenders under the Letter of Credit Facility on the Closing Date in an account (the “Credit-Linked Deposit Account”) held in the name of such Lenders with the Administrative Agent or the Issuing Lender. Amounts deposited in the Credit-Linked Deposit Account are referred to herein as the “Credit-Linked Deposit”. The Credit-Linked Deposit will be held by the Administrative Agent or the Issuing Lender as cash collateral for reimbursement obligations with respect to letters of credit issued pursuant to the Letter of Credit Facility (the “Letters of Credit”) and if the Borrower does not reimburse the Issuing Lender, in accordance with the terms of the Letter of Credit Facility, will be applied by the Administrative Agent or Issuing Lender as necessary to fund drawings under the Letters of Credit issued under the Letter of Credit Facility. One or more Lenders to be selected in the syndication process shall be the Issuing Lender (each such Lender in such capacity, an “Issuing Lender”) and the issuance of all such Letters of Credit shall be subject to the customary procedures of such Issuing Bank.

Availability

The Letter of Credit Facility shall be available during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Letter of Credit Termination Date”). The aggregate amount of Letters of Credit at any time outstanding under the Letter of Credit Facility shall not exceed $85.0 million.

Maturity	The Letter of Credit Termination Date.

Purpose

Letters of Credit under the Letter of Credit Facility shall be used to refinance the letters of credit outstanding under the Existing Facility and additional letters of credit may be issued to support obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Credit Linked Deposit	Any amounts remaining in the Credit-Linked Deposit Account after termination of all Letters of Credit and the

Letter of Credit Facility Termination Date shall be distributed to the Lenders under the Letter of Credit Facility. Prior to such time, such Lenders shall not have any right to withdraw funds, request the distribution of funds or request the investment of funds held in the Credit-Linked Deposit Account, provided that the Credit-Linked Deposit Amount shall at all times be invested in investments intended to yield a rate of return approximately equal to the one-month Eurodollar Rate less a margin to be determined. The obligations of the Lenders under the Letter of Credit Facility to reimburse the Issuing Bank for drawings under the Letter of Credit Facility will be secured by the Credit-Linked Deposit.

Revolving Credit Facility

A five-year revolving credit facility (the “Revolving Credit Facility”; together with the Senior Term Loan Facilities, and the Letter of Credit Facility, the “Credit Facilities”) in an aggregate principal amount equal to $65.0 million (the loans thereunder, the “Revolving Credit Loans”).

Availability

The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”).

Letters of Credit

Up to $25.0 million of the Revolving Credit Facility shall be available for the issuance of letters of credit (the “Revolving Facility Letters of Credit”) by an Issuing Lender. The face amount of any such outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

No Revolving Facility Letters of Credit or Letters of Credit issued under the Letter of Credit Facility shall have an expiration date after the earlier of (i) one year after the date of issuance and (ii) five business days prior to the Revolving Credit Termination Date or the Letter of Credit Facility Termination Date, as applicable; provided that any such Revolving Credit Letter or Credit or Letter of Credit issued under the Letter of Credit Facility with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Revolving Facility Letters of Credit or Letters of Credit issued under the Letter of Credit Facility shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day.

To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans

A portion of the Revolving Credit Facility not in excess of an amount to be agreed will be available for swing line loans (the “Swing Line Loans”) from Lehman Commercial Paper Inc. (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility will acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

	Maturity	The Revolving Credit Termination Date.

Purpose

Loans and Letters of Credit under the Revolving Credit Facility shall be used to refinance the Existing Facility, pay fees and expenses of the Refinancing and finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business. Amounts under the Revolving Credit Facility may also be used to repurchase in open market transactions the Notes subject to other conditions to be determined.

III.	Certain Payment Provisions

	Fees and Interest Rates	As set forth on Annex A-I.

Optional Prepayments and Commitment Reductions

Loans may be prepaid in minimum amounts to be agreed upon. Optional prepayments of the Senior Term Loans shall be applied to the installments thereof in inverse order of maturity and may not be reborrowed.

	Mandatory Prepayments and Commitment Reductions	The following amounts shall be applied to prepay the Senior Term Loans:

(i)            50% of the net cash proceeds of any sale or issuance of equity (other than issuances pursuant to employee stock plans, to fund permitted acquisitions and other exceptions to be agreed) after the Closing Date by the Borrower;

(ii) 100% of the net proceeds of any incurrence of indebtedness (other than permitted indebtedness) after the Closing Date by the Borrower or any of its subsidiaries;

(iii)          100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed upon) or the sale or issuance of equity in any subsidiary of the Borrower, subject to customary reinvestment provisions (including a 365 day reinvestment period); and

(iv)          50% of excess cash flow (to be defined as consolidated EBITDA, less the sum of cash interest, cash taxes paid or payable, capital expenditures (except to the extent financed), scheduled payments of principal with respect to indebtedness, and voluntary prepayments of Term Loans and amounts (other than drawings under the Credit Facilities) used to repurchase the Notes, to the extent such amounts are not repaid with drawings under the Credit Facilities) plus or minus changes in working capital) for each fiscal year of the Borrower (commencing with the fiscal year after the fiscal year in which the Closing Date occurs) reducing to a percentage to be determined based upon the Borrower’s total leverage.

All such amounts shall be applied to the prepayment of the Senior Term Loans. Each such prepayment of the Senior Term Loans shall be applied to the installments thereof in inverse order of maturity and may not be reborrowed. No such mandatory prepayments shall be required once the Senior Term Loans shall have been paid in full. The Revolving Credit Loans shall be prepaid and the Revolving Facility Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Credit Facility.

IV.	Collateral

The obligations of each Credit Party in respect of the Credit Facilities and certain interest rate hedge agreements provided by affiliates of the Lenders will be secured by a perfected first priority security interest (subject to permitted liens) in all of its tangible and intangible assets (including, without limitation, intellectual property, real property, licenses, permits and all of the capital stock of each of the Borrower’s direct and indirect subsidiaries (but limited to 65% of the voting stock and 100% of the non-voting stock of certain of its first-tier foreign subsidiaries)), except for those assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby. To the extent that in the Administrative Agent’s reasonable discretion, it is not reasonably practicable to establish prior to the Closing Date a first priority perfected security interest in any real property or stock of foreign subsidiaries owned by a Credit Party, the Credit Documentation (as herein defined) will provide that such security interests may be established within a reasonable time after the Closing Date.

The Credit-Linked Deposit and the Credit-Linked Deposit Account will be pledged by each of the Lenders participating in the Letter of Credit Facility to the Administrative Agent to secure such Lender’s obligations with respect to the Letters of Credit issued under the Letter of Credit Facility.

V.	Certain Conditions

	Initial Conditions	The availability of the Credit Facilities is subject to the conditions set forth on Exhibit B to the Commitment Letter.

On-Going Conditions

The making of each extension of credit will be conditioned upon (i) the accuracy of all representations and warranties in the definitive financing documentation with respect to the Credit Facilities (the “Credit Documentation”) (including, without limitation, the Material Adverse Change and litigation representations) and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VI.	Certain Documentation Matters

The Credit Documentation will contain representations, warranties, covenants and events of default deemed appropriate by the Arranger or consistent with those in the Existing Facility (provided, that such representations, warranties, covenants, conditions, and events of default shall take into account the Borrower’s ongoing restatement of its financial statements, pending litigation and investigations and losses on sales, in each case, to the extent publicly disclosed prior to the date of the Credit Agreement and the existence of the Specified Defaults, and specifically, the Borrower’s failure to complete the restatement or obtain audited financial statements shall not give rise to a default or event of default under the Credit Documentation unless the Borrower’s Form 10-K for the fiscal year ending December 31, 2006, is not timely filed), including, without limitation:

Representations and Warranties

Financial statements (including pro forma financial statements; provided that until the Borrower has cured the Specified Defaults, representations with respect to financial statements may be qualified to the same extent as such representations are qualified in the certification required on the Closing Date, as set forth in paragraph (d)

of Exhibit B to the Commitment Letter); no Material Adverse Change; corporate existence and qualification; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; capitalization; no material litigation; no default; ownership of property; intellectual property; taxes; Federal Reserve regulations; ERISA and benefits; Investment Company Act; consents and approvals; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; creation and perfection of security interests; status of pledged collateral; use of proceeds; margin stock; Section 20 subsidiary; insurance; material contracts; anti-terrorism laws; no burdensome restrictions expected to result in a Material Adverse Change; and not a regulated entity.

Affirmative Covenants

Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property, insurance and intellectual property; lien searches; maintenance of books and records; right of the Lenders and their accountants to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; plans and benefit arrangements; use of proceeds; tax shelter regulations; anti-terrorism laws; subordination; pledge of stock of foreign subsidiaries; further assurances (including, without limitation, with respect to security interests in after-acquired property) and agreement to maintain interest rate protection to ensure that at least 50% of the outstanding funded indebtedness of the Borrower accrues interest at a fixed rate for a period of not less than two years on terms and conditions reasonably satisfactory to the Administrative Agent.

Financial Covenants

Financial covenants consisting of minimum interest coverage ratio of at least 3.0 : 1.0 and maximum total leverage ratio of not more than 3.5 : 1.0 until the period ending March 31, 2006; 3.0 : 1.0, for the period ending March 31, 2006 until the period ending September, 30, 2006, and 2.75 : 1.0, for the period ending September 30, 2006 and thereafter.

Negative Covenants

Limitations on: indebtedness (including preferred stock); liens; guarantee obligations; loans and investments; mergers and acquisitions, consolidations, liquidations and dissolutions; sales of assets or subsidiaries; dividends, distributions and stock repurchases; capital expenditures and capital leases; investments, loans and advances; optional payments and modifications to debt instruments; amendments to material contracts; subsidiaries, partnerships and joint ventures; transactions with affiliates; changes in fiscal year; plans and benefit arrangements; negative pledge clauses; and changes in lines of business or organizational documents.

Specified Defaults

The term “Specified Defaults” means (i) any default or event of default under the Notes occurring as a result of any default under the financial reporting or filing of SEC reports (or, to the extent arising therefrom, the compliance with laws) covenants thereof, (ii) any default or event of default under any other indebtedness to the extent the default or event of default is occurring as a result of failure to comply with financial reporting or SEC reporting covenants comparable to those in the Notes (or, to the extent arising therefrom, any comparable compliance with law covenant), (iii) any default or event of default under the “cross-default” provisions of the Notes, to the extent occurring as a result of a default described in clause (ii) or (iv) of this paragraph, and (iv) any default or event of default under the “cross-default” provisions of any indebtedness (other than the Notes) occurring as a result of a default or event of default described in clause (i), (ii) or (iii) of this paragraph. Notwithstanding the foregoing, if any financial information that is or was required to be filed (or would be required to be filed if the Borrower had a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) by the Report Date (as defined herein) has not been so filed, any default or event of default arising therefrom (including any default or event of default set forth in clauses (i) and (ii) above) shall not be a Specified Default. As used herein, “Report Date” means the date on which the Borrower’s form 10-K for the fiscal year ending December 31, 2006 is or would be required to be filed if the Borrower had a class of securities registered under the Exchange Act.

Events of Default

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default (other than as a result of Specified Defaults so long as the Borrower repays any accelerated amounts within the later of 10 business days after the Closing Date or 10 business days of such acceleration); bankruptcy events; insolvency; loan documents unenforceable; notice of lien or assessment; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; cessation of business; and a change of control (the definition of which is to be agreed).

Voting

Amendments and waivers with respect to the Credit Documentation will require the approval of Lenders holding not less than a majority of the aggregate amount of the Senior Term Loans, Revolving Credit Loans including participations in Letters of Credit and Swing Line Loans and unused commitments under the Credit Facilities, except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to (a) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Lender’s commitment, (d) modifications to the pro rata provisions of the Credit Documentation or (e) modifications to the assignment provisions of the Credit Documentation which further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages and (b) releases of all or substantially all of the Guarantors or all or substantially all of the collateral.

Assignments and Participations

The Lenders shall be permitted to assign and sell participations in their loans and commitments, subject, in the case of assignments (other than assignments (i) by the Administrative Agent and its affiliates, (ii) to another Lender or to an affiliate of a Lender or (iii) of funded Senior Term Loans), to the consent of the Syndication Agent, the Administrative Agent, the Issuing Lender, the Swing Line Lender and so long as no Default or Event of Default has occurred and is continuing, the Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1,000,000 with respect to the Senior Term Facility and the Letter of Credit Facility and $5,000,000 with respect to the Revolving Credit Facility unless otherwise agreed by the Borrower, and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request. No assignment or participation may be made in violation of applicable state and federal securities laws.

Yield Protection

The Credit Documentation will contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex A-I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification

The Borrower will pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, the Syndication Agent and the Arranger associated with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel and the charges of IntraLinks) and (ii) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation or in any bankruptcy case or insolvency proceeding.

The Administrative Agent, the Syndication Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum	State of New York.

Counsel to the Administrative Agent the Syndication Agent and the Arranger	Latham & Watkins LLP.

Annex A-I

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the Eurodollar Rate plus the Applicable Margin

provided, that all Swing Line Loans shall bear interest based upon the Base Rate.

As used herein:

“Base Rate” means the higher of (i) the prime lending rate as set forth on the British Banking Association Telerate Page 5 (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.50%.

“Applicable Margin” means:

• With respect to the Senior Term Loans 2.00%, in the case of Base Rate Loans (as defined below) and 3.00% in the case of Eurodollar Loans (as defined below); and

• With respect to Revolving Loans 1.75%, in the case of Base Rate Loans and 2.75% in the case of Eurodollar Loans;

• With respect to all Loans after the Credit Facilities have been rated by Moody’s and S&P, as set forth on Annex A-II.

provided that, in each case, the Applicable Margin will (i) increase by 0.50% on December 31, 2005 and June 30, 2006, in each case, if by that date the Borrower has not provided audited and unaudited financial statements satisfactory to the Arranger in such form and for such periods as would be required to complete a public offering of debt securities and (ii) increase by 0.25% on the date more than $275.0 million of the Senior Term Loans are outstanding.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered in the interbank eurodollar market.

Interest Payment Dates	In the case of Loans bearing interest based upon the Base Rate (“Base Rate Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of

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each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Unused Fees

The Borrower shall pay an unused fee calculated at the rate of 1/2 of 1% per annum, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears. The Borrower shall pay an unused fee calculated at the rate of 1.00% per annum, on the average daily unused portion of the Term Facility, payable quarterly in arrears (it being understood that such unused fee is in lieu of, and not in addition to, the ticking fee set forth in the Fee Letter). Swing Line Loans shall, for purposes of the unused fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees

The Borrower shall pay a commission on each outstanding Revolving Facility Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans that are Eurodollar Loans on the face amount of such Revolving Facility Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

In addition to receiving their pro rata share of any interest earned on the Credit-Linked Deposits, Lenders under the Letter of Credit Facility will receive a per annum fee from the Borrower such that the aggregate amount of fees received pursuant to this paragraph by the Lenders participating in the Letter of Credit Facility, including the interest earned on the Credit-Linked Deposits, is an amount equal to the one month Eurodollar Rate plus the Applicable Margin for Eurodollar Loans under the Senior Term Loan Facility on the amount of the Credit-Linked Deposit.

Lenders under the Letter of Credit Facility will also receive an amount equal to the one-month Eurodollar Rate plus the Applicable Margin for Eurodollar Loans under the Senior Term Loan Facility on any unreimbursed drawings under the Letter of Credit Facility.

A fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Bank on the face amount of all Letters of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment,

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payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate

At any time when the Borrower is in default in the payment of any amount of principal due under the Credit Facilities, such amount shall bear interest at 2% per annum above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% per annum above the rate applicable to Base Rate Loans.

Rate and Fee Basis

All per annum rates shall be calculated on the basis of a year of 360 days (or 365 days (or 366 days, as the case may be), in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) and the actual number of days elapsed.

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Annex A-II

Pricing Grid

Rating for Credit Facilities (in each case, with a stable or positive outlook)			Applicable Margin
			Revolving Credit Loans		Senior Term Loans
Moody’s		S&P	Base Rate Loans	Eurodollar Loans	Base Rate Loans	Eurodollar Loans
Ba3 or higher	and	BB- or higher	1.00%	2.00%	1.25%	2.25%

Ba3 B1	and -or- and	B+ BB-	1.25%	2.25%	1.50%	2.50%

B1 or lower	and	B+ or lower	1.50%	2.50%	1.75%	2.75%

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EXHIBIT B TO COMMITMENT LETTER

FUNDING CONDITIONS

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part.  The availability of the Credit Facilities is conditioned upon satisfaction of, among other things, the conditions precedent summarized below and in the Commitment Letter.

(a)                                  Each Credit Party shall have executed and delivered definitive financing documentation with respect to the Credit Facilities consistent with the terms of this Commitment Letter, satisfactory to LCPI, the Arranger and their counsel.

(b)                                 The Company shall have complied with all of its material obligations under and agreements in the Commitment Letter and the Fee Letter.

(c)                                  All governmental, regulatory and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Refinancing, the financing contemplated hereby and the continuing operations of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose adverse conditions on the financing thereof.

(d)                                 The Lenders shall have received the Company’s internal, unaudited consolidated balance sheets, income statements, results of operations and statements of cash flows, as of and for the fiscal years ended December 31, 2003 and December 31, 2004 and the fiscal quarter ended March 31, 2005 and each subsequent quarter ended more than 45 days prior to the Closing Date, certified by the Chief Financial Officer of the Company as fairly presenting in all material respects, the financial condition and results of operations of the Company as at such dates and for the periods then ended, subject to any write downs, write offs, charges and adjustments required as a result of the Restatements (as such term is defined, as of the date hereof, in the Existing Facility).  Such financial statements as of March 31, 2005 and as of each fiscal quarter thereafter prior to the Closing Date shall show adjusted consolidated EBITDA of the Company (calculated in a manner which is consistent with that used to demonstrate compliance with the Consolidated Total Leverage Ratio (as defined in the Existing Facility) to the lenders in the Existing Facility prior to the date hereof and including such additional adjustments with respect to subsequent periods as the Administrative Agent reasonably agrees are appropriate) for the twelve-month period ended on March 31, 2005 and on the last day of each subsequent fiscal quarter for which financial statements are available of not less than $175.0 million.

(e)                                  The Administrative Agent shall have received the results of a recent lien and litigation search in each relevant jurisdiction with respect to the Company and its subsidiaries, and such search shall reveal no liens on any of the assets of the Company or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f)                                    The Administrative Agent shall have received a copy of the appraisals identified on Annex B-1 hereto and a review of such appraisals shall demonstrate, to the reasonable satisfaction of the Administrative Agent, that the current fair market value of such assets, for financial reporting purposes, is not less than $570.0 million.

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(g)                                 The Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(h)                                 The Arranger shall reasonably be satisfied that the Company has complied with other customary closing conditions reasonably satisfactory to them, including, (i) accuracy of the representations and warranties in the documentation for the Credit Facilities; (ii) absence of any default or event of default under the documentation for the Credit Facilities or any other material agreements (other than the Specified Defaults); (iii) satisfactory confirmation of repayment of the Existing Facility (out of the proceeds of the initial advance under the Credit Facilities); (iv) evidence of authority; (v) no violation of laws, statutes, rules or regulations; (vi) absence of litigation affecting the Refinancing; (vii) approval by the Arranger of all agreements with affiliates; (viii) perfection of liens securing the Credit Facilities and absence of other liens except liens permitted under the documentation for the Credit Facilities and the Notes; (ix) satisfactory insurance, certificates of insurance, and loss payee endorsements and (x) delivery of reasonably satisfactory legal opinions and a customary solvency certificate from the chief financial officer of the Company with respect to the Company itself and the Company and the other Credit Parties, on a consolidated basis.

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